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                                                                    Exhibit 99.1
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Press Release of July 13, 1998
Silicon Gaming Receives Additional Financing
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PALO ALTO, Calif., July 13 /PRNewswire/ -- Silicon Gaming, Inc.
(Nasdaq: SGIC) announced today that it has added $17.25 million face amount to its $30 million Senior Discount Notes due September 30, 2002. Gross proceeds to the Company, before expenses, total $15 million. In connection with the placement, purchasers of the additional Notes were also issued warrants to purchase a total of 250,000 shares of the Company's Common Stock at an exercise price of $8.00 per share. In addition, the warrants previously issued in connection with the $30 million of Notes were adjusted to an exercise price of $8.00 per share. Proceeds from the additional financing will be used for working capital, development and introduction of the Company's wide-area progressive products, and for general corporate purposes.

"Our business plan includes entry into the wide-area progressives market later this year with follow-on network-based products in 1999," said Thomas E. Carlson, chief financial officer. "We believe that this additional funding will accommodate our development efforts and product introductions."

Silicon Gaming, Inc. is an industry leader in the design and manufacture of innovative slot machines. The Company's Odyssey(TM) games are found in nearly every major gaming market across the U.S.

Forward-Looking Statements:

This press release contains certain forward-looking statements that involve risks and uncertainties. The Company's actual results may differ materially from the results discussed in the forward-looking statements.

Factors that might cause such a difference include, but are not limited to, the Company's dependence on a single product, risk of technical errors in the Company's product, uncertain market acceptance of the Company's product, the Company's management of its growth, expectation of losses, capital requirements, regulatory approval of the Company's product, intense competition and those other risks identified in the Company's Form 10-K for the year ended December 31, 1997 and Form 10-Q for the quarter ended March 31, 1998.

For more information on Silicon Gaming, visit their website at http://www.silicongaming.com

CONTACT: analysts, Tom Carlson, CFO, 650-842-9000, or Susan Berry, Investor Relations, 650-798-7798, or media, Mary Ellen Sweeny, 650-842-9061, or 408-736-0491, all of Silicon Gaming, Inc.